Exhibit 99.a(1)

                              CERTIFICATE OF TRUST

                                BROADMARK FUNDS

            This Certificate of Trust of Broadmark Funds (the "Trust"), a statutory trust, is duly executed and filed by the undersigned, as the sole initial trustee, in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. ss.3801 et seq., (the "Act")) and sets forth the following:

1.    The name of the statutory trust is: Broadmark Funds.

2. The name and address of the registered agent of the Trust in the State of Delaware is:

                          Corporation Service Company
                        2711 Centerville Road, Suite 400
                           Wilmington, Delaware 19808
                              County of New Castle

3. The Trust is or will become prior to or within 180 days following the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss.80a-1 et seq.).


4.    This Certificate of Trust shall be effective upon filing.

5. Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof.

6. The business of the Trust will be managed in accordance with the Trust's Declaration of Trust as such document may be amended from time to time.

            IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has executed this Certificate of Trust as of this 1st day of November 2012.

                                           By:   /s/ Christopher J. Guptill
                                              -----------------------------
                                              Name:  Christopher J. Guptill
                                              Title: Initial Trustee